EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                FOR THE YEARS ENDED DECEMBER 31,
                                       ---------------------------------------------------    THREE MONTHS      THREE MONTHS
                                            1994              1995              1996             ENDED             ENDED
                                       ---------------   ---------------   ---------------   MARCH 31, 1996    MARCH 31, 1997
                                                                                             ---------------   ---------------
Net income (loss) ..................     $   (978,837)    $   (1,206,014)   $   (2,829,831)    $   (497,088)        $ 136,752
Weighted average common and com-
 mon equivalent shares outstanding:
 Weighted average common shares
  outstanding  .....................        4,596,226          5,317,109         5,403,350        5,403,350         5,403,350
 Dilutive effect of options   ......               --                 --                --               --            37,220
 Effect of cheap stock  ............          291,950            291,950           291,950          291,950           254,730
                                          ------------     --------------    --------------     ------------        ----------
Total ..............................        4,888,176          5,609,059         5,695,300        5,695,300         5,695,300
                                          ------------     --------------    --------------     ------------        ----------
Net income (loss) per share   ......     $      (0.20)    $        (0.22)   $        (0.50)    $      (0.09)        $    0.02
                                          ============     ==============    ==============     ============        ==========